UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2024

Magnachip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Magnachip Semiconductor, Ltd. 15F, 76 Jikji-daero 436beon-gil, Heungdeok-gu Cheongju-si, Chungcheongbuk-do, 28581, Republic of Korea	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +82 (2) 6903-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 26, 2024, Magnachip Semiconductor, Ltd., a Korean limited liability company (“MSK”) and indirect wholly-owned subsidiary of Magnachip Semiconductor Corporation (the “Company”), executed a Standard Credit Agreement (together with its General Terms and Conditions, the “Loan Agreement”) with Korea Development Bank (“KDB”). In connection with the Loan Agreement, on March 26, 2024, MSK entered into a Kun-Pledge Agreement (the “Pledge Agreement”) with KDB with respect to the pledge by MSK in favor of KDB of MSK’s real property and buildings owned by MSK in respect of its fabrication facility located in Gumi, Korea (“Fab 3 properties”).

The Loan Agreement provides for a working capital term loan (the “Term Loan”) of KRW 40,000,000,000 (approximately $28.9 million based on the KRW/USD exchange rate of KRW 1,340.7:$1 as of March 26, 2024 as quoted by KEB Hana Bank), which was funded in full to MSK on March 26, 2024.

The Loan Agreement allows MSK to access the local Korean financing market where interest rates remain relatively favorable compared to other jurisdictions. This opportunistic financing also adds additional funding to solidify the Company’s balance sheet and allows the Company to address future working capital needs well in advance at an attractive cost of capital. The Company expects the additional source of capital will assist in exploring and executing on strategic options to enhance shareholder value.

The Term Loan bears interest at a variable rate equal to the 3-month CD rate quoted by KDB, plus 1.21%, which rate is adjusted quarterly. The initial interest rate on the Term Loan was 4.86% per annum. The Term Loan requires monthly interest-only payments and matures on March 26, 2027 (the “Maturity Date”), at which time the full principal balance will be due and payable. The Loan Agreement contains customary representations of MSK in connection with the initial borrowing of the Term Loan and customary terms and conditions for a secured working capital loan of this type in Korea. All obligations of MSK under the Loan Agreement and Term Loan are secured by the Fab 3 properties pursuant to the Pledge Agreement.

The Term Loan is prepayable prior to the Maturity Date only with a prepayment penalty above the principal amount determined by a formula equal to the number of days remaining to the Maturity Date on the prepayment date multiplied by 1.2%, divided by the number of days in the full three-year term.

The Loan Agreement and Pledge Agreement are governed by Korean law and documented in the Korean language. The foregoing description of the Loan Agreement and Pledge Agreement is qualified in its entirety by reference to the full text of the Loan Agreement and Pledge Agreement, which the Company expects to file with the applicable English language summary or translation, in its Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2024	MAGNACHIP SEMICONDUCTOR CORPORATION

	By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	Chief Compliance Officer, General Counsel and Secretary